Exhibit 99.1

NEWS RELEASE	Media Contact:	Investor Relations Contact:
FOR IMMEDIATE RELEASE	Andrew Samuel	Brent Smith
	717.724.2800	717.724.4666

TOWER BANCORP, INC. REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

Board of Directors Declares Dividend Payable May 27, 2011

HIGHLIGHTS FROM THE FIRST QUARTER OF 2011

•

Net Income Impacted by Mortgage Division Restructuring and Merger Expenses: GAAP net income for the first quarter of 2011 equaled $218 thousand or $0.02 per diluted share. Net income for the first quarter of 2011 was negatively impacted by a net loss of approximately $3.3 million incurred by the American Home Bank division, which was acquired as part of the First Chester County Corporation merger and after-tax merger and restructuring expenses of $697 thousand.

•

Net Interest Income Growth: The net interest margin totaled 4.22% for the first quarter of 2011 compared to 3.83% for the fourth quarter of 2010 and 3.62% for the first quarter of 2010. First quarter 2011 net interest income increased $8.1 million or 49.3% over the fourth quarter of 2010 and $12.4 million or 102.5% over the first quarter of 2010, to $24.4 million.

•	Increase in Non-interest Income: Non-interest income from the banking segment increased $2.1 million to $3.8 million for the first quarter of 2011 compared to $1.7 million for the same period in 2010.

•

Continued Capital Strength: The ratios of Total Capital to Risk-weighted Assets and Tier 1 Capital to Risk-weighted Assets continue to demonstrate the Company’s capital strength. At March 31, 2011, the ratios of Total Capital to Risk-weighted Assets and Tier 1 Capital to Risk-weighted Assets equaled 13.38% and 11.91%, respectively. The ratio of tangible common equity to tangible assets (non-GAAP) equaled 8.83% at March 31, 2011.

Note Reconciliations of GAAP to Non-GAAP measures can be found in the tables located at the end of this release.

April 27, 2011 HARRISBURG, PA - Tower Bancorp, Inc. (NASDAQ: TOBC) (the “Company”), the parent company of Graystone Tower Bank (the “Bank”), reported net income available to shareholders of $218 thousand or $0.02 per diluted share for the quarter ended March 31, 2011. Net income for the first quarter of 2011 was negatively impacted by a net loss of approximately $3.3 million incurred by the American Home Bank division, which was acquired as part of the First Chester County Corporation merger and after-tax merger and restructuring expenses of $697 thousand. Net income for the comparable period in 2010 was $1.9 million or $0.27 per diluted share.

Operating (non-GAAP) income, that is net income recognized in accordance with Generally Accepted Accounting Principles (“GAAP”) adjusted for merger-related expenses, restructuring charges, and nonrecurring transactions, totaled $1.1 million or $0.10 per diluted share for the quarter ended March 31, 2011, a decrease of $883 thousand or $0.19 per diluted share when compared to the quarter ended March 31, 2010.

During the first quarter of 2011, the American Home Bank division (“AHB Division”), acquired in connection with the Company’s acquisition of First Chester County Corporation (“First Chester”), incurred a net loss of $3.3 million, inclusive of $334 thousand of restructuring charges, as the Company continued to wind down and restructure the division’s mortgage banking operations to better align with the Company’s community banking model. As a result of these activities, the AHB Division is incurring net losses, which management does not anticipate incurring under normal operating conditions. Accordingly, management believes that separately discussing the results of the AHB Division operations provides useful information that is important to an investor’s proper understanding of the results of the Company’s business.

“We are encouraged by the core operating results achieved during the first quarter and are eager to realize the full extent of the anticipated cost savings and earnings growth originally expected from the First Chester acquisition,” commented Andrew Samuel, Chairman and CEO. “We have successfully completed our system integration related to the First Chester acquisition during the quarter, which has further positioned our Company to build a strong franchise and drive value for our employees, shareholders, customers, and communities.”

Board of Directors Declares $0.28 per Share Dividend, Payable on May 27, 2011

Mr. Samuel also reported that the Board of Directors declared a quarterly cash dividend of $0.28 per share, payable on May 27, 2011 to shareholders of record at the close of business on May 13, 2011.

Review of Balance Sheet, Credit Quality and Capital Position

Total assets at March 31, 2011 totaled $2.6 billion, representing a decrease of $131.3 million or 4.8% from December 31, 2010. Total gross loans held for investment were $2.0 billion at March 31, 2011, a decrease of $23.7 million or 1.1% compared to December 31, 2010. This decrease is the result of decreases in commercial loans, consumer loans, and residential mortgages, which decreased $10.0 million, $1.1 million, and $12.7 million, respectively. The decrease in commercial loans is due to loan amortization and pay-downs in principal exceeding originations during the quarter. During the quarter, selected commercial credits had been requested by the Company to make advanced payments to principal in order to reduce the Company risk exposure on these credits, which was a leading contributor to this net decrease. Additionally, the 1N Bank division has hired new loan officers and loan relationship managers who are now managing loan portfolios of existing loan relationships which required additional effort to foster these new relationships and, therefore, detracted from the new loan originations from that division. The decrease in residential mortgages is a product of management’s strategy to actively reduce the Company’s exposure to interest rate risk. Loans held for sale, representing agency-conforming residential mortgages originated for sale, decreased $106.7 million from December 31, 2010 to $40.6 million at March 31, 2011. This decrease is the direct result of the wind-down efforts at the AHB Division, accounting for $102.3 million of the decrease, coupled with an overall decrease in residential mortgage loan demand due to the soft housing market and the increasing interest rate environment.

The investment portfolio increased $105.4 million or 102.6% from December 31, 2010 to $208.1 million at March 31, 2011, which represents approximately 7.95% of the total assets. Following the First Chester acquisition, the Company liquidated a majority of the investment holdings acquired from First Chester which were not consistent with the credit quality criteria and investment strategies of the Company. The increase during the first quarter of 2011 is the direct result of completing the investment portfolio restructuring following the First Chester merger. Consistent with the Company’s historic investment strategy, the investment portfolio consists mostly of agency CMO’s, Agency mortgage backed securities, agency securities, and highly rated general obligation municipal bonds.

As previously disclosed, goodwill associated with the First Chester acquisition, which occurred on December 10, 2010, had been recorded based on preliminary fair values as of December 31, 2010. During the first quarter of 2011, the Company recognized an increase of $1.3 million to goodwill due to measurement period adjustments related to the fair value of loans, other real estate owned and contingent liabilities.

Total deposits at March 31, 2011 were $2.2 billion, representing a decrease of $72.0 million, or 3.1%, from December 31, 2010. This decrease is mainly attributable to the strategic run-off of money market deposits and time deposits of $51.5 million and $37.2 million, respectively. These decreases were partially offset by $16.8 million in growth of transaction and savings accounts, which is the result of the Company’s strategy on generating low cost deposit accounts. The decreases in money market and time deposits were the result of management’s focus on lowering the cost of deposits through decreases in money market interest rates and allowing higher cost short term time deposits to mature without renewal. As of March 31, 2011, total non-reciprocal brokered deposits represented 6.7% of total deposits. The Company’s deposit mix continued to be weighted heavily in lower cost demand, savings and money market accounts, which comprised 62.1% of total deposits at March 31, 2011, compared to 61.7% at December 31, 2010. The average cost of deposits decreased by 70 basis points from 1.50% for the quarter ended March 31, 2010 to 0.80% for the quarter ended March 31, 2011. At March 31, 2011, the Company had a weighted average cost of deposits of 1.03% exclusive of amortization from purchase accounting adjustments.

The provision for loan losses was $1.7 million during the first quarter of 2011 compared to $4.1 million for the fourth quarter of 2010 and $1.5 million for the first quarter of 2010. The fourth quarter 2010 provision included a specific reserve of $2.5 million that was placed on a $5.0 million commercial credit. As disclosed previously, the borrower has agreed to refinance the loan with additional collateral and cash flows. Although the process is not progressing as timely as initially anticipated, it is our current expectation that this new financing structure will be completed late in the second quarter or early third quarter of 2011, subject to bankruptcy court approval. The Company recorded $587 thousand in charge-offs during the first quarter down from $2.8 million recognized during the fourth quarter of 2010. The annualized rate of net charge-offs to average loans for the first quarter of 2011 was 0.11%.

During the first quarter of 2011, non-performing assets increased $19.3 million over the fourth quarter of 2010. The main cause of this change is a $14.4 million increase in commercial non-accrual loans primarily related to the addition of two large credits. These two credits have been included in the Company’s specific reserve analysis as of March 31, 2011 and, as such, management believes that there is a proper amount reserved against any expected future losses. The larger of these two credits with outstanding amounts due of approximately $10.5 million has been restructured and is in a current status as of March 31, 2011. After several months of continued demonstrated performance in accordance with the restructured terms, management anticipates that this credit would be eligible to be restored to a performing status. Acquired loans deemed to be impaired at the time of purchase in accordance with Accounting Standard Codification 310-

30-30, previously known as Statement of Position (SOP) 03-3, “Accounting for Certain Loans Acquired in a Transfer,” have been recorded at their fair value based on anticipated future cash flows at the time of acquisition and are considered to be performing loans as the Company expects to fully collect the new carrying value (i.e. fair value) of the loans. For these loans acquired through the First Chester merger, the Company recorded a reduction of $30.3 million to their carrying value to record them at fair value at the time of acquisition. As such, these loans have been excluded from non-performing assets for all periods discussed.

While non-performing assets were up at the end of the first quarter, management remains pleased with the overall performance of the Company’s credit portfolio. Non-performing assets to total assets at the end of the first quarter were 1.65%. Although the first quarter allowance for loan loss to non performing loans is lower than the industry average at 38.17%, nearly half of the loan portfolio has been marked to market through purchase accounting within the past two years in connection with the First National Bank of Greencastle and First National Bank of Chester County acquisitions. When including general credit fair value adjustments recorded on the loan portfolio and the allowance for loan loss, the adjusted (non-GAAP) allowance for loan losses to non-performing loans is 87.16% at March 31, 2011.

GAAP requires that expected credit losses associated with loans obtained in an acquisition be reflected at fair value as of each respective acquisition date and prohibits the carryover of the acquired entity’s allowance for loan losses. Accordingly, the Company’s management believes that presentation of the adjusted (non-GAAP) allowance for loan losses, consisting of the allowance for loan losses plus the credit fair value adjustment on loans purchased in merger transactions, is useful for investors to understand the complete allowance that is recorded as a representation of future expected losses over the Company’s loan portfolio. The details of this calculation and reconciliation of GAAP and non-GAAP measures are provided in the Selected Financial Data tables found later in this release.

Income Statement Review

Net income for the first quarter of 2011 equaled $218 thousand, which is a decrease of $1.7 million as compared to the first quarter of 2010. When compared to the first quarter of 2010, operating (non-GAAP) income, representing net income adjusted for merger expenses, restructuring charges and nonrecurring transactions, decreased $883 thousand or ($0.19) per diluted share for the first quarter 2011 to $1.1 million or $0.10 per diluted share. Operating (non-GAAP) income excludes $161 thousand in after-tax merger expenses and $754 thousand in after-tax restructuring charges for the first quarter of 2011. Included in both net income and operating (non-GAAP) income for the quarter ended March 31, 2011 are the results of operations for the AHB Division. During the fourth quarter of 2010, the Company initiated plans to wind down the operations of the AHB Division which resulted in a significant decrease in revenue generating activities by that division. As a result of the decreased activities, the AHB Division incurred a $3.3 million net loss during the first quarter of 2011. Included in this net loss are $334 thousand in pre-tax restructuring charges.

Net interest income for the first quarter of 2011 increased $12.4 million or 102.5% from $12.0 million for the first quarter of 2010 to $24.4 million for the first quarter of 2011. When compared to the first quarter of 2010, the net interest margin increased 60 basis points from 3.62% to 4.22%. Average investments decreased $17.5 million and average loans increased $1.0 billion, when compared to the first quarter of 2010, while the average rate received on interest earning assets decreased by 5 basis points. The Company anticipates further growth of the investment portfolio but, at a more moderate rate, during the remainder of the calendar year. The average balance of interest-bearing liabilities for the first quarter of 2011 increased by $872.9 million but the effect on interest expense was partially offset by the reduction in the average rate paid by 70 basis points compared to the first quarter of 2010. Exclusive of the amortization of purchase accounting fair value adjustments, the yield on interest earning assets would have been 4.97%, the cost of interest bearing liabilities would have been 1.39%, and net interest margin would have been 3.76%.

Non-interest income was $5.2 million for the first quarter of 2011, which represents 0.79% of average assets on an annualized basis. When compared to the first quarter of 2010, non-interest income increased by $3.3 million or 164.9%, primarily due to increases in service charges on deposit accounts of $369 thousand, other service charge income of $1.3 million, and gains on sale of mortgage loans held for sale of $1.2 million. These increases are the result of an increased asset and deposit base in addition to the additional fee income generated by the wealth management function acquired in the First Chester acquisition and the increased gains on sales of mortgages held for sale by the AHB Division.

Non-interest expense increased $17.8 million or 181.3% to $27.6 million for the first quarter of 2011 from $9.8 million for the first quarter of 2010. The Company experienced increases in all categories of non-interest expense. The largest increases in non-interest expenses occurred in salaries and benefits expense, occupancy expenses, professional service fees, merger expenses, and restructuring charges. The rising costs in these areas can be attributed to costs incurred to support branch network expansion, balance sheet growth, costs associated with the integration of the operations of the acquired First Chester County Corporation, and the restructuring of the AHB Division. Total non-interest expenses directly attributable to the 1N Bank and AHB Division locations accounted for $8.1 million of the variance from the first quarter of 2010. During the quarter, the Company incurred $1.4 million in merger and restructuring expenses, which is an increase of $1.3 million over the first quarter of 2010. The Company did not realize the full extent of the anticipated cost savings related to the integration of First Chester since the operating systems were not combined until February of 2011 and a significant portion of the wind down of the AHB Division operations, including the reduction in staffing levels, did not occur until the end of March 2011.

Income tax expense for the quarter ended March 31, 2011 was $146 thousand, which resulted in an effective tax rate of 29.9%, a decrease in the effective tax rate from 31.2% for the same period of 2010. The decrease in effective rate is mostly attributable to increases in non-taxable income from the appreciation in the cash surrender value of bank owned life insurance.

Developments Regarding the American Home Bank Division

As previously disclosed, the Company had initiated a plan during the fourth quarter of 2010 to wind down the operations of the AHB Division, which generates residential mortgage loans for the purpose of selling those loans to the secondary market. During March of 2011, the Company substantially completed the wind down of the operations of the AHB division with the completion of the wind down and restructuring anticipated to occur by the end of the second quarter of 2011. The AHB Division incurred a net loss of approximately $3.3 million for the first quarter of 2011. The Company expects further operating losses will occur during the second quarter of 2011 as the wind down is finalized, but at a significantly lower level than experienced in the first quarter of 2011. The Company believes that it recognized the majority of the anticipated restructuring and wind down costs during the fourth quarter of 2010 and the first quarter of 2011.

The financial information contained on the following pages provides more detail on the Company’s performance for the quarter-ended March 31, 2011 as compared to the quarter-ended December 31, 2010, and the quarter-ended March 31, 2010. Additionally, the following pages provide detail on the Company’s financial condition as of March 31, 2011 as compared to December 31, 2010. Persons seeking additional information should refer to the Company’s periodic reports as filed with the Securities and Exchange Commission (SEC).

Conference Call

A conference call will be held at 10 a.m. (ET) on Wednesday, April 27, 2011 to discuss the Company’s financial results. The conference call will be broadcast live through the Company’s website at www.towerbancorp.com, by clicking on the link to the webcast, Confirmation Code: 59587388. Participants using the webcast option are encouraged to log on 10 minutes ahead of the scheduled starting time for the call. There will also be a call in option available by dialing 877-878-1863. A password is not necessary. A webcast replay will be available on the Company’s website for 30 days following the call. A call-in replay option will also be available beginning April 27, 2011 at 1:00 p.m. (ET), through April 29, 2011, 11:59 p.m. (ET) at 800-642-1687, Passcode: 59587388.

Supplemental Information – Explanation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. These measures include tangible assets, tangible common equity, operating income and performance and capital ratios derived from the foregoing. Tangible assets and tangible common equity are derived by reducing the balance of assets and equity, respectively, by the amount of GAAP reported goodwill and other intangible assets. Operating income is calculated by adjusting net income available to common shareholders for merger-related expenses and other nonrecurring transactions that occurred during the period presented, since such expenses are considered by management to be “non-operating” in nature. The Company calculates the return on average tangible equity by excluding the balance of intangible assets and their related amortization expense from the calculation of return on average equity. The Company believes the presentation of these non-GAAP financial measures provide useful supplemental information that is essential to an investor’s proper understanding of the operating results of the Company’s core businesses. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These non-GAAP disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included as tables at the end of this release.

About Tower Bancorp, Inc.

Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 49 branch offices in central and southeastern Pennsylvania and Maryland through three divisions, Graystone Bank, Tower Bank, and 1N Bank. With total assets of approximately $2.6 billion, Tower Bancorp’s unparalleled competitive advantage is its employees and a strong corporate culture paired with a clear vision that provides customers with uncompromising service and individualized solutions to every financial need. Tower Bancorp’s common stock is listed on the NASDAQ Global Select Market under the symbol “TOBC.” More information about Tower Bancorp and its divisions can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com.

Safe Harbor for Forward-Looking Statements

This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC). The statements included herein are valid only as of the date hereof and Tower Bancorp, Inc. disclaims any obligation to update this information.

Selected Financial Highlights

Tower Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

March 31, 2011 and December 31, 2010

(Amounts in thousands, except share data)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Cash and due from banks	$111,326	$219,741
Federal funds sold	37,038	28,738

Cash and cash equivalents	148,364	248,479
Securities available for sale	208,054	102,695
Restricted investments	13,971	14,696
Loans held for sale	40,565	147,281
Loans, net of allowance for loan losses of $15,116 and $14,053	2,033,456	2,058,191
Premises and equipment, net	55,753	56,388
Accrued interest receivable	7,346	7,856
Deferred tax asset, net	20,283	19,526
Bank owned life insurance	40,074	39,670
Goodwill	18,041	16,750
Other intangible assets, net	7,060	7,493
Other real estate owned	3,477	4,647
Other assets	19,570	23,617

Total assets	$2,616,014	$2,747,289

Liabilities and equity
Liabilities
Deposits:
Non-interest bearing	$301,042	$301,210
Interest bearing	1,926,887	1,998,688

Total Deposits	2,227,929	2,299,898
Securities sold under agreements to repurchase	9,728	6,605
Short-term borrowings	5,041	55,039
Long-term debt	87,816	87,800
Accrued interest payable	1,761	1,950
Other liabilities	28,952	38,111

Total liabilities	2,361,227	2,489,403

Equity
Common stock, no par value; 50,000,000 shares authorized; 12,090,859 issued and 11,987,501 outstanding at March 31, 2011 and 12,074,757 issued and 11,971,399 outstanding at December 31, 2010.	—	—
Additional paid-in capital	271,751	271,350
Accumulated deficit	(14,003)	(10,868)
Accumulated other comprehensive income	291	251
Less: cost of treasury stock, 103,358 at March 31, 2011 and December 31, 2010	(4,093)	(4,093)

Total stockholders’ equity	253,946	256,640
Non-controlling interests	841	1,246

Total equity	254,787	257,886

Total Liabilities and Stockholders’ Equity	$2,616,014	$2,747,289

Tower Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three Months Ended March 31, 2011, December 31, 2010 and March 31, 2010

(Amounts in thousands, except share data)

	For the Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
	(unaudited)	(unaudited)	(unaudited)
Interest income
Loans, including fees	$29,199	$21,080	$16,506
Securities	973	765	1,036
Federal funds sold and other	97	25	33

Total interest income	30,269	21,870	17,575
Interest expense
Deposits	4,516	4,411	4,609
Short-term borrowings	189	77	93
Long-term debt	1,160	1,036	824

Total interest expense	5,865	5,524	5,526

Net interest income	24,404	16,346	12,049
Provision for loan losses	1,650	4,100	1,450

Net interest income after provision for loan losses	22,754	12,246	10,599
Noninterest income
Service charges on deposit accounts	1,109	855	740
Other service charges, commissions and fees	1,801	1,132	526
Gain on sale of mortgage loans originated for sale	1,468	1,294	273
Gain on sale of other assets	—	327	24
Impairment losses on securities available for sale	—	(66)	—
Income from bank owned life insurance	409	134	292
Other income	525	578	120

Total Noninterest income	5,312	4,254	1,975
Noninterest expenses
Salaries and employee benefits	13,110	8,823	5,070
Occupancy and equipment	4,370	2,647	1,696
Amortization of intangible assets	406	160	177
FDIC insurance premiums	894	1,152	398
Advertising and promotion	565	347	135
Data processing	1,155	623	511
Communication	715	366	44
Professional service fees	1,201	824	441
Other operating expenses	3,757	1,980	1,222
Restructuring charges	1,160	2,920	—
Merger related expenses	247	2,373	111

Total Noninterest expenses	27,580	22,215	9,805

Income (loss) before income taxes	486	(5,715)	2,769

Income tax expense (benefit)	146	(1,424)	864

Income (loss)	340	(4,291)	1,905
Less: income from noncontrolling interest	122	135	—

Net income (loss)	$218	$(4,426)	$1,905

Per share data
Net income per shares
Basic	$0.02	$(0.55)	$0.27
Diluted	$0.02	$(0.55)	$0.27
Dividends declared	$0.28	$0.28	$0.28

Weighted average common shares outstanding
Basic	11,975,795	8,026,746	7,125,253
Diluted	11,980,802	8,026,746	7,130,335

Tower Bancorp, Inc. and Subsidiary

Yields on Average Interest-Earning Assets and Interest-Bearing Liabilities

Three months ended March 31, 2011 and 2010

(Amounts in thousands, except for rate data)

	For the Three Months Ended March 31,
	2011			2010
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

Interest-earning assets:
Federal funds sold and other	$24,787	$97	1.59%	$24,576	$33	0.54%
Investment securities (1)	159,660	1,053	2.67%	177,121	1,057	2.42%
Loans	2,167,497	29,199	5.46%	1,150,976	16,506	5.82%

Total interest-earning assets	2,351,944	30,349	5.23%	1,352,673	17,596	5.28%

Other assets	344,101			153,173

Total assets	$2,696,045			$1,505,846

Interest-bearing liabilities:
Interest-bearing non-maturity deposits	$1,094,235	1,479	0.55%	$697,925	2,120	1.23%
Time deposits	875,926	3,037	1.41%	435,686	2,489	2.32%
Borrowings	119,470	1,349	4.58%	83,077	917	4.48%

Total interest-bearing liabilities	2,089,631	5,865	1.14%	1,216,688	5,526	1.84%

Demand deposits	308,349			110,886
Other liabilities	43,567			14,036
Stockholders’ equity	254,498			164,236

Total liabilities and stockholders’ equity	$2,696,045			$1,505,846

Net interest spread			4.09%			3.43%
Net interest income and interest rate margin FTE		24,484	4.22%		12,070	3.62%

Tax equivalent adjustment		(80)			(21)

Net interest income		24,404			12,049

Ratio of average interest-earning assets to average interest-bearing liabilities	112.6%			111.2%

(1)	The average yields for investment securities available for sale are reported on a fully taxable-equivalent basis at a rate of 34% for 2010 and 2009.
(2)	Average loan balances include non-accrual loans.

Tower Bancorp, Inc. and Subsidiary

Selected Financial Information

(Dollars in thousands, except share data and ratios)

(Unaudited)

	March 31, 2011	December 31, 2010	March 31, 2010
Selected Balance Sheet Data:
Loans held for investment	$2,048,572	$2,072,244	$1,162,212
Loans held for sale	40,565	147,281	6,103

Allowance for loans losses	$15,116	$14,053	$10,892
Credit quality adjustment on loans purchased (1)	19,404	21,693	2,519

Adjusted (Non-GAAP) allowance for loan losses (9)	$34,520	$35,746	$13,411

Total assets	$2,616,014	$2,747,289	$1,542,172
Total deposits	2,227,929	2,299,898	1,276,501
Total borrowings and securities sold under agreements to repurchase	102,585	149,444	87,984
Total stockholders’ equity	253,946	256,640	164,387
Goodwill and other intangible assets	25,101	24,243	15,125
Tangible equity - Non-GAAP (9)	228,845	232,397	149,262
Tangible assets - Non-GAAP (9)	2,590,913	2,723,046	1,527,047

Shares outstanding at period end	11,987,501	11,971,399	7,130,734

	For the Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Selected Income Statement Data:
Interest income	$30,269	$21,870	$17,575
Interest expense	5,865	5,524	5,526

Net interest income	24,404	16,346	12,049
Provision for loan losses	1,650	4,100	1,450
Noninterest income	5,312	4,254	1,975
Noninterest expense	27,580	22,215	9,805

Net income (loss) before income taxes	486	(5,715)	2,769
Income tax expense (benefit)	146	(1,424)	864
Less: Income from non-controlling interest	122	135	—

Net income (loss)	$218	$(4,426)	$1,905

Operating (loss) Income - Non-GAAP (9)	$1,133	$(272)	$2,016

Per Share Data:
Weighted average shares outstanding - basic	11,975,795	8,026,746	7,125,253
Weighted average shares outstanding - diluted	11,980,802	8,026,746	7,130,335
Book value per share	$21.18	$21.44	$23.05
Tangible book value per share - Non-GAAP (9)	$19.09	$19.41	$20.93
Basic earnings (loss) per share	$0.02	$(0.55)	$0.27
Diluted earnings (loss) per share	$0.02	$(0.55)	$0.27

Diluted operating income (loss) per share - Non-GAAP (9)	$0.10	$(0.03)	$0.29

	For the Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Performance Ratios:
Return on average assets	0.03%	-0.94%	0.51%
Return on average equity	0.35%	-9.20%	4.70%
Return on average tangible equity (Non-GAAP) (9)	1.10%	-9.62%	5.66%
Net interest margin	4.22%	3.83%	3.62%
Efficiency ratio (2)	92.81%	107.84%	69.92%
Non-interest income to average assets	0.80%	0.90%	0.53%
Non-interest expenses to average assets	4.15%	4.83%	2.64%

Operating Performance Ratios (Non-GAAP) (9):
Return on average assets	0.17%	-0.06%	0.54%
Return on average equity	1.80%	-0.57%	4.98%
Return on average tangible equity (Non-GAAP)	2.71%	-0.25%	5.97%
Net interest margin	4.22%	3.83%	3.62%
Efficiency ratio (2)	89.73%	87.67%	69.12%
Non-interest income to average assets	0.80%	0.90%	0.53%
Non-interest expenses to average assets	3.94%	3.60%	2.61%

	March 31, 2011	December 31, 2010	March 31, 2010
Asset Quality Ratios:
Allowance for loan losses to total loans (6)	0.75%	0.65%	0.94%
Adjusted (Non-GAAP) allowance for loan losses to total loans (6) (8)	1.70%	1.66%	1.15%
Non-accrual loans to total loans (6) (7)	1.86%	0.82%	0.92%
Net charge-offs to average loans (3)	0.11%	0.71%	0.19%
Non-performing assets to total assets (4)	1.65%	0.87%	0.85%
Non-performing loans to total loans (5) (6)	1.95%	0.89%	1.07%
Allowance for loan losses to non-performing loans (5)	38.17%	73.40%	87.95%
Adjusted (Non-GAAP) allowance for loan losses to non-performing loans (5) (8)	87.16%	186.69%	108.28%

Capital Ratios:
Total capital (to risk-weighted assets)	13.38%	13.24%	15.41%
Tier 1 capital (to risk-weighted assets)	11.91%	11.83%	12.82%
Tier 1 capital (to average assets)	9.14%	13.45%	10.02%
Tangible equity to tangible assets - Non-GAAP (9)	8.83%	8.53%	9.77%

(1)	The credit fair value adjustment relates to the risk of credit loss related to the non-impaired portfolio of purchased loans acquired through the merger between Tower Bancorp. Inc. and Graystone Financial Corp and loans acquired through the acquisition of First Chester County Corporation. It does not include the credit fair value adjustment of purchased impaired loans accounted for under ASC 310-30 (Statement of Position (SOP) 03-3).
(2)	Efficiency ratio is calculated as total non-interest expense divided by the total of net interest income and non-interest income.
(3)	Calculated as the annualized net loans charged off during the quarter ended divided by the average loans outstanding for the same quarter.
(4)	Non-performing assets equals the sum of non-accrual loans, loans past due 90 days or greater that are still accruing, and other real estate owned. Purchased impaired loans accounted for under ASC 310-30 are excluded from non-performing assets.
(5)	Non-performing loans equals the sum of non-accrual loans and loans past due 90 days or greater that are still accruing. Purchased impaired loans accounted for under ASC 310-30 are excluded from non-performing loans.
(6)	Total loans excludes purchased impaired loans accounted for under ASC 310-30 acquired as part of mergers and acquisitions. The total balance of these loans, net of fair value mark, is $61.8 million as of March 31, 2011, $61.6 million as of December 31, 2010, and $6.2 million as of March 31, 2010.
(7)	Non-accrual loans equals the sum of loans that have been placed on non-accrual status. Purchased impaired loans accounted for under ASC 310-30 are excluded from non-accrual loans.
(8)	Adjusted (non-GAAP) allowance for loan losses includes the allowance for loan loss and the credit fair value adjustment to the risk of credit loss related to the non-impaired portfolio of purchased loans acquired through mergers and acquisitions.
(9)	This measure is considered to be a non-GAAP measure. See the reconciliation of GAAP to Non-GAAP measures in the tables at the end of this release.

Tower Bancorp, Inc. and Subsidiary

Loan and Deposit Detail

(Dollars in thousands)

	March 31, 2011	December 31, 2010*	March 31, 2010
	(Unaudited)	(Unaudited)	(Unaudited)
Loan Detail:
Commercial:
Industrial	$1,056,712	$1,073,666	$620,514
Real estate	302,392	305,423	163,123
Construction	193,707	183,729	108,897
Consumer:
Home equity	158,633	163,905	50,185
Other	69,479	65,305	34,601
Residential mortgage	267,500	280,154	185,040

Total Loans	2,048,423	2,072,182	1,162,360
Deferred costs (fees)	149	62	(148)
Allowance for loan losses	(15,116)	(14,053)	(10,892)

Net Loans	$2,033,456	$2,058,191	$1,151,320

	March 31, 2011	December 31, 2010	March 31, 2010
	(Unaudited)		(Unaudited)
Deposit Detail:
Non-interest bearing transaction accounts	$301,042	$301,210	$121,868
Interest checking accounts	319,363	305,701	118,204
Money market accounts	600,244	651,760	508,708
Savings accounts	163,595	160,305	91,732
Time deposits	843,685	880,922	435,989

Total	$2,227,929	$2,299,898	$1,276,501

*	Amounts have been reclassified in order to be comparable to the amounts disclosed as of March 31, 2011

Tower Bancorp, Inc. and Subsidiary

Non-Performing Assets Detail

(Dollars in thousands)

	March 31, 2011	December 31, 2010*	March 31, 2010
	(Unaudited)		(Unaudited)
Non-accrual loans
Commercial:
Industrial	$20,675	$6,320	$3,048
Real estate	2,169	2,426	689
Construction	9,816	6,011	5,298
Consumer:
Home equity	272	115	—
Other	384	66	278
Residential mortgage	4,357	2,784	1,415

Total non-accrual loans	37,673	17,722	10,728
Accruing loans greater than 90 days past due
Commercial:
Industrial	—	—	—
Real estate	—	5	—
Construction	—	—	—
Consumer:
Home equity	403	351	406
Other	457	251	37
Residential mortgage	1,072	818	1,214

Total accruing loans greater than 90 days past due	1,932	1,425	1,657
Non-performing loans	39,605	19,147	12,385

Other real estate owned	3,477	4,647	661

Non-performing assets	$43,082	$23,794	$13,046

Tower Bancorp, Inc. and Subsidiary

Allowance for Loan Losses Quarterly Rollforward

(Dollars in thousands)

	March 31, 2011	December 31, 2010	March 31, 2010
	(Unaudited)	(Unaudited)	(Unaudited)
Balance, beginning of quarter	$14,053	$12,717	$9,695
Provision for loan losses	1,650	4,100	1,450
Charge-offs
Commercial:
Industrial	(446)	(1,460)	(194)
Real estate	(8)	(574)	(21)
Construction	—	(431)	—
Consumer:
Home equity	—	(55)	—
Other	(98)	—	(82)
Residential mortgage	(177)	(255)	—

Total charge-offs	(729)	(2,775)	(297)

Recoveries
Commercial:
Industrial	20	7	43
Real estate	120	—	—
Construction	—	—	1
Consumer:
Home equity	—	—	—
Other	2	3	—
Residential mortgage	—	1	—

Total recoveries	142	11	44

Net charge-offs	(587)	(2,764)	(253)

Balance, end of quarter	$15,116	$14,053	$10,892

Tower Bancorp, Inc. and Subsidiaries

Results of Operations by Segment

For the Three Months Ended March 31, 2011

(Amounts in thousands)

	Residential Mortgage Segment
	Graystone Mortgage LLC	AHB Division	Total	Banking Segment	Intercompany Allocations	Total

Total interest income	$—	$700	$700	$29,983	$(414)	$30,269
Total interest expense	33	381	414	5,865	(414)	5,865

Net interest income	(33)	319	286	24,118	—	24,404
Provision for loan losses	—	—	—	1,650	—	1,650

Net interest income after provision for loan losses	(33)	319	286	22,468	—	22,754
Non-interest income
Gain on sale of mortgage loans originated for sale	444	1,024	1,468	—	—	1,468
Other non-interest income	—	4	4	3,840	—	3,844

Total non-interest income	444	1,028	1,472	3,840	—	5,312
Non-interest expenses
Salaries and employee benefits	252	3,113	3,365	9,745	—	13,110
Occupancy and equipment	30	780	810	3,560	—	4,370
Merger and restructuring expenses	—	334	334	1,073		1,407
Other non-interest expenses	84	1,949	2,033	6,660	—	8,693

Total non-interest expense	366	6,176	6,542	21,038	—	27,580

Net income (loss) before income tax expense (benefit)	45	(4,829)	(4,784)	5,270	—	486
Income tax expense (benefit)	—	(1,690)	(1,690)	1,836	—	146

Income (loss)	45	(3,139)	(3,094)	3,434	—	340
Less: income from non-controlling interest	—	118	118	4	—	122

Net income (loss)	$45	$(3,257)	$(3,212)	$3,430	$—	$218

Tower Bancorp, Inc. and Subsidiary

Reconciliation of GAAP to Non-GAAP Measures

(Dollars in thousands, except share data and ratios)

(Unaudited)

	March 31, 2011	December 31, 2010	March 31, 2010
Reconciliation of Non-GAAP Balance Sheet Data:
Total assets - GAAP	$2,616,014	$2,747,289	$1,542,172
Less: Goodwill and other intangible assets	25,101	24,243	15,125

Total tangible assets - Non-GAAP	$2,590,913	$2,723,046	$1,527,047

Total Stockholders’ equity - GAAP	$253,946	$256,640	$164,387
Less: Goodwill and other intangible assets	25,101	24,243	15,125

Tangible equity - Non-GAAP	$228,845	$232,397	$149,262

	For the Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Reconciliation of Non-GAAP Income Statement Data:
Net income (loss) - GAAP	$218	$(4,426)	$1,905
Plus: Merger related expenses	247	2,373	111
Plus: Restructuring charges	1,160	2,920	—
Plus: Impairment of fixed assets	—	—	—
Less: Tax effect of adjustments	(492)	(1,139)	—

Operating income (loss) - Non-GAAP	$1,133	$(272)	$2,016

Per Share Data:
Book value per share - GAAP	$21.18	$21.44	$23.05
Per share effect of intangible assets	(2.09)	(2.03)	(2.12)

Tangible book value per share - Non-GAAP	$19.09	$19.41	$20.93

Diluted earnings (loss) per share - GAAP	$0.02	$(0.55)	$0.27
Plus: Per share impact of merger related expenses	0.02	0.30	0.02
Plus: Per share impact of restructuring charges	0.10	0.36	—
Plus: Per share impact of impairment on fixed assets	—	—	—
Less: Per share impact of tax effect of adjustments	(0.04)	(0.14)	—

Diluted operating income (loss) per share - Non-GAAP	$0.10	$(0.03)	$0.29

Tower Bancorp, Inc. and Subsidiary

Reconciliation of GAAP to Non-GAAP Measures

(Dollars in thousands, except share data and ratios)

(Unaudited)

	For the Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Performance Ratios:
Return on average assets - GAAP	0.03%	-0.94%	0.51%
Effect of Non-GAAP adjustments to net (loss) income	0.15%	0.88%	0.03%

Operating return on average assets - Non-GAAP	0.17%	-0.06%	0.54%

Return on average equity - GAAP	0.35%	-9.20%	4.70%
Effect of Non-GAAP adjustments to net (loss) income	1.46%	8.63%	0.28%

Operating return on average equity - Non-GAAP	1.80%	-0.57%	4.98%

Return on average equity - GAAP	0.35%	-9.20%	4.70%
Effect of goodwill and other intangible assets	0.75%	-0.42%	0.96%

Return on average tangible equity - Non-GAAP	1.10%	-9.62%	5.66%

Return on average tangible equity - Non-GAAP	1.10%	-9.62%	5.66%
Effect of Non-GAAP adjustments to net (loss) income	1.60%	9.37%	0.31%

Operating return on average tangible equity - Non-GAAP	2.71%	-0.25%	5.97%

Efficiency ratio - GAAP	92.81%	107.84%	69.92%
Effect of Non-GAAP adjustments to net (loss) income	-3.08%	-20.17%	-0.80%

Operating efficiency ratio - Non-GAAP	89.73%	87.67%	69.12%

Non-interest expenses to average assets - GAAP	4.15%	4.83%	2.64%
Effect of Non-GAAP adjustments to net (loss) income	-0.21%	-1.23%	-0.03%

Operating non-interest expenses to average assets - Non-GAAP	3.94%	3.60%	2.61%

	March 31, 2011	December 31, 2010	March 31, 2010
Asset Quality Ratios
Allowance for loan loss to total loans - GAAP	0.75%	0.65%	0.94%
Effect of Non-GAAP adjustment	0.96%	1.01%	0.21%

Adjusted (non-GAAP) allowance for loan loss to total loans	1.70%	1.66%	1.15%

Allowance for loan loss to non performing loans - GAAP	38.17%	73.40%	87.95%
Effect of Non-GAAP adjustment	48.99%	113.29%	20.33%

Adjusted (non-GAAP) allowance for loan loss to non-performing loans	87.16%	186.69%	108.28%

	March 31, 2011	December 31, 2010	March 31, 2010
Capital Ratios:
Total equity to total assets - GAAP	9.71%	9.34%	10.66%
Effect of intangible assets	-0.88%	-0.81%	-0.89%

Tangible common equity to tangible assets - Non-GAAP	8.83%	8.53%	9.77%